Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of this Annual Report on Form 10-K, ExlService Holdings, Inc., has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, par value $0.001 per share (“common stock”). The following descriptions of our capital stock and of certain provisions of our restated certificate of incorporation (“certificate of incorporation”) and sixth amended and restated by-laws (“by-laws”) and certain provisions of Delaware law do not purport to be complete and are subject to and qualified in their entirety by reference to the full text of our certificate of incorporation, our by-laws, and the General Corporation Law of the State of Delaware (the “DGCL”). References in this section to the “Company,” “we,” “us” and “our” refer to ExlService Holdings, Inc. and not to any of its subsidiaries.

Our authorized capital stock consists of 400,000,000 shares of common stock and 15,000,000 of preferred stock. No shares of preferred stock are outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have cumulative voting rights, which means that the holders of a majority of the shares of common stock cast in the election of a director in an uncontested election (as defined in our by-laws) can elect each director then being elected.

Preemptive Rights

Holders of the common stock do not have any preemptive rights under our certificate of incorporation or by-laws.

Dividends; Liquidation Rights

The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Other Rights

No conversion, redemption or sinking fund provisions apply to our common stock, and all of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

Preferred Stock

We are authorized, without shareholder approval, to issue up to 15,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock.

Certain Certificate of Incorporation, By-Law and Statutory Provisions

Certain of the provisions of our certificate of incorporation and by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a holder of shares of our common stock might consider in its interest, including an attempt that might result in a receipt of a premium over the market price for such shares.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation provides that a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that under Section 102(b)(7) of the DGCL, this provision will not eliminate or limit liability:

•for any breach of the duty of loyalty;
•for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;
•with respect to directors, for liability under Section 174 of the DGCL (relating to unlawful dividends, stock repurchases, or stock redemptions);
•for any transaction from which the director or officer derived any improper personal benefit; or
•    with respect to officers, in any action by or in the right of the Company (i.e., derivative actions).

This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s or officer’s duty of care. The provisions do not alter the liability of directors or officers under federal securities laws. In addition, our certificate of incorporation and by-laws provide that we indemnify each director and the officers, employees, and agents determined by our board of directors to the fullest extent provided by the laws of the State of Delaware.

Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the board. In addition, our by-laws establish advance notice procedures for:

•stockholders to nominate candidates for election as a director; and
•stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board at an annual meeting is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the tenth day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Election and Removal of Directors

We do not have a classified board of directors. All of our directors are elected annually. The number of directors comprising our board of directors is fixed from time to time by the board of directors. Our certificate of incorporation and by-laws provide that our stockholders may remove directors with or without cause by the affirmative vote of the holders of at least a majority of the total voting power of our issued and outstanding capital stock entitled to vote in the election of directors. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors by limiting the methods available for removing directors.

Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Amendment of the Certificate of Incorporation and By-Laws

Our certificate of incorporation provides that the affirmative vote of the holders of at least 66⅔% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors, is required to amend the following provisions of our certificate of incorporation:

•the provisions relating to the number and election of directors, the appointment of directors upon an increase in the number of directors or vacancy, and the provisions relating to the removal of directors;
•the provisions requiring a 66⅔% stockholder vote for the amendment of certain provisions of our articles of incorporation and for the adoption, amendment or repeal of our by-laws;
•the provisions relating to the restrictions on stockholder actions by written consent; and
•the provisions relating to the calling of meetings of stockholders.

In addition, the board of directors is permitted to alter our by-laws without obtaining stockholder approval and the affirmative vote of holders of at least 66⅔% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors is required for any amendment to our by-laws by the stockholders.

Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding capital stock entitled to vote generally in the election of directors) of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied.

Exclusive Forum

Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claim for (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees and agents to us or our stockholders; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our by-laws; (iv) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery; or (v) any action or proceeding asserting a claim that is governed by the internal affairs doctrine (the “Delaware Forum Provision”). In the event that the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware shall be the sole and exclusive forum for each of the actions or proceedings described above. In the event that the United States District Court for the District of Delaware does not have jurisdiction, any competent state court of the State of Delaware shall be the sole and exclusive forum for each of the actions or proceedings described above. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Further, our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our by-laws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. The Delaware Forum Provision and the Federal Forum Provision may impose additional costs on stockholders, may limit our stockholders’ ability to bring a claim in a forum they find favorable, and the designated courts may reach different judgments or results than other courts. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “EXLS”.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A.